Exhibit 10.1

Amendment No. 10 to the

Aspen Group, Inc.

2012 Equity Incentive Plan

This Amendment No. 10 to the 2012 Equity Incentive Plan (the “Plan”) deletes the “Bulletin Board” definition and amends the definition of “Fair Market Value” under Section 1(b) of the Plan.

The definition of Bulletin Board shall be deleted.

The definition of Fair Market Value shall be deleted and replaced with the following:

           “Fair Market Value” shall be determined as of the last Trading Day before the date a Stock Right is granted and shall mean:

(1)        the closing price on the principal market if the Common Stock is listed on a national securities exchange or the OTCQB or OTCQX.

(2)        if the Company’s shares are not listed on a national securities exchange or the OTCQB or OTCQX, then the closing price if reported or the average bid and asked price for the Company’s shares as published by OTC Markets Group;

(3)        if there are no prices available under clauses (1) or (2), then Fair Market Value shall be based upon the average closing bid and asked price as determined following a polling of all dealers making a market in the Company’s Common Stock; or

(4)        if there is no regularly established trading market for the Company’s Common Stock or if the Company’s Common Stock is listed, quoted or reported under clauses (1) or (2) but it trades sporadically rather than every day, the Fair Market Value shall be established by the Board or the Compensation Committee taking into consideration all relevant factors including the most recent price at which the Company’s Common Stock was sold.